Execution Copy









                            REDEMPTION, RESTRUCTURING
                          AND INDEMNIFICATION AGREEMENT


                                  BY AND AMONG


                        STATE STREET BANK & TRUST COMPANY

                            WELLSPRING RESOURCES, LLC

                                       AND

                             WATSON WYATT & COMPANY


                            DATED AS OF APRIL 1, 1998

 .

                            REDEMPTION, RESTRUCTURING
                          AND INDEMNIFICATION AGREEMENT

         THIS REDEMPTION, RESTRUCTURING AND INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into effective as of April 1, 1998 by and among State Street Bank and Trust Company, a Massachusetts bank and trust company (together with its successors and assigns, "State Street"), Wellspring Resources, LLC, a Delaware limited liability company (together with its successors and assigns, "Wellspring"), and Watson Wyatt & Company, f/k/a The Wyatt Company, a Delaware corporation (together with its successors and assigns, "Wyatt"). From time to time, State Street, Wellspring and Wyatt are referred to collectively herein as the "Parties."

                               W I T N E S S E T H

         WHEREAS, pursuant to the terms of the Master Transaction Agreement and the Transaction Documents referred to therein, State Street, Wyatt and Wyatt's indirect, wholly owned subsidiary Wyatt Preferred Choice, L.L.C. agreed to create Wellspring and to combine certain of their assets therein to allow Wellspring to develop the employee benefits outsourcing business and proceed toward marketing, in connection with such outsourcing, a comprehensive array of benefit and pension services to the United States market;
         WHEREAS, immediately prior to the transfer referred to below, State Street and Wyatt each owned 50% of the Membership Interests in Wellspring and were the sole Members of Wellspring;
         WHEREAS, immediately prior to the execution and delivery of this Agreement, State Street transferred a 1/2 of one percent Membership Interest in Wellspring to State Street Retirement Services, Inc., a Massachusetts corporation;
         WHEREAS, Wyatt has advised State Street and Wellspring that Wyatt wishes to sell its Membership Interest in Wellspring, terminate its involvement in Wellspring's day-to-day affairs and enter into the Retained Client Services and Protection Agreement referred to below so that Wyatt may provide services to the Retained Clients; and
         WHEREAS, Wellspring has agreed to redeem Wyatt's Membership Interest in Wellspring and Wellspring has consented to Wyatt's utilization of certain of Wellspring's employees pursuant to the terms of the Retained Client Services and Protection Agreement;
         NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, which the Parties acknowledge is sufficient for them to be legally bound by this Agreement in accordance with its terms, the Parties agree as follows:

                                    Article I
                      Definitions and Rules of Construction

         1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):
                  1.1.1 "Affiliate" shall mean, with respect to any Person, any other Entity directly or indirectly controlling, controlled by, or under direct or indirect common control of, such Person. A Person shall be deemed to control an Entity if such Person possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such Entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, an Entity of which Wyatt or State Street owns securities or other ownership interests representing less than fifty percent (50%) of the ordinary voting power of all of the issued and outstanding securities or other ownership interests of such Entity shall not be deemed an Affiliate of Wyatt or State Street, respectively.
                  1.1.2 "Affiliated Party" shall mean State Street or any Entity in which State Street or an Affiliate of State Street owns securities or other ownership interests representing thirty-three percent (33%) or more of the ordinary voting power of all of the issued and outstanding securities or other ownership interests of such Entity.
                  1.1.3 "Agreement" shall mean this Agreement, together with the Exhibits and Schedules hereto, as the same may be amended from time to time.
                  1.1.4 "Allegheny Contract" shall mean, collectively, that certain Letter Agreement dated as of July 14, 1997 and that certain draft Administrative Services Agreement by and between Allegheny and Wellspring, and any course of dealing with respect thereto established between Wellspring and Allegheny.
                  1.1.5 "Amended and Restated Software License and Services Agreement" shall mean that certain Amended and Restated Software License and Services Agreement dated as of the date hereof, by and between Wyatt and Wellspring, in the form attached hereto as Exhibit E pursuant to which Wyatt granted to Wellspring certain rights to use, modify, license and transfer certain Software and to which Wyatt agreed to provide certain support services with respect to such Software.
       1.1.6 "Ancillary Agreements" shall mean the Agreements attached hereto as Exhibits.
       1.1.7      "Assigned Property" shall have the meaning set forth in
Section 3.6.3.
       1.1.8 "Assigned Property Liabilities" shall have the meaning set forth in Section 3.6.3.
       1.1.9 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to be closed in New York, New York, Boston, Massachusetts, or Washington, D.C.
       1.1.10     "CPR" shall have the meaning set forth in Section 11.1.2.
       1.1.11     "CPR Rules"shall have the meaning set forth in Section 11.1.2.
       1.1.12     "Capital Contribution" shall have the meaning set forth in the LLC Agreement.
       1.1.13     "Claimant" shall have the meaning set forth in Section 11.1.1.
       1.1.14     "Closing" shall have the meaning set forth in Section 2.2.
       1.1.15     "Closing Date" shall have the meaning set forth in Section
2.2.
       1.1.16 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding Federal revenue laws.
       1.1.17 "Contemplated Transactions" shall mean the transactions described in Section 2.1 of this Agreement and all other transactions contemplated by the Transaction Documents.
       1.1.18 "Copyrights" shall mean all United States and foreign copyright registrations and applications therefor and unregistered copyrights.
       1.1.19     "Dispute Notice" shall have the meaning set forth in
Section 11.1.1.
       1.1.20     "Effective Closing Time" shall have the meaning set forth in
Section 2.2.
       1.1.21 "Employment Contracts" shall mean, collectively, all written and oral contracts between Wellspring and any of its officers, employees, contractors or agents.
       1.1.22 "Entity" shall mean any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.
       1.1.23 "FedEx Contract shall mean that certain Benefits Administration Agreement effective as of April 30, 1997, by and between Wellspring and FedEx.
       1.1.24 "Fee Allocation and Indemnity Agreement" shall mean that certain Fee Allocation and Indemnity Agreement dated as of March 12, 1996, by and between Wyatt and Wellspring.
       1.1.25     "Final Balance Sheet" shall have the meaning set forth in
Section 9.8.2.
       1.1.26 "GAAP" shall mean generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.
       1.1.27 "Governmental Authority" shall mean any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
       1.1.28 "HR Edge(R) Choice Software" shall have the meaning set forth in the Amended and Restated Software License and Services Agreement.
       1.1.29 "HR Edge(R) Pensions Software" shall have the meaning set forth in the Amended and Restated Software License and Services Agreement.
       1.1.30     "Indemnitee" shall have the meaning set forth in Section
10.2.3.
       1.1.31     "Indemnitor" shall have the meaning set forth in Section
10.2.3.
       1.1.32 "Intangible Property Rights" shall mean rights that exist under Laws respecting Copyrights, Trademarks, Patents and Trade Secrets.
       1.1.33 "Intellectual Property" shall mean Software, Technology, Copyrights, Trademarks and Trade Secrets.
       1.1.34 "Joint Miscellaneous Liabilities" shall have the meaning set forth in Section 3.7.
       1.1.35 "Joint Terminated Employee Liabilities" shall have the meaning set forth in Section 3.3.3.
       1.1.36 "Laws" shall mean any or all of the following: (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; "Law" means any one of the foregoing Laws.
       1.1.37 "Leased Personal Property" shall mean all equipment, furniture and other personal property leased by Wellspring as of the Effective Closing Time.
       1.1.38 "Lien" shall mean any lien, statutory or otherwise, security interest, mortgage, deed or trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease, title defect or other encumbrance or similar right of others, or any agreement to give any of the foregoing.
      1.1.39 "LLC Agreement" shall mean that certain Limited Liability Company Agreement of Wellspring Resources dated March 12, 1996, by and between Wyatt and State Street.
       1.1.40     "LLC Client Contracts" shall have the meaning set forth in
Section 3.1.1.
       1.1.41 "LLC Clients" shall mean, collectively, Allegheny Teledyne, Inc. ("Allegheny"), AT&T Corp. ("AT&T"),
Federal Express Corporation ("FedEx"), Sears, Roebuck & Co. ("Sears") and U S West, Inc. ("US West").
       1.1.42     "Losses" shall have the meaning set forth in Section 3.1.1.
       1.1.43     "Management Meeting" shall have the meaning set forth in
Section 11.1.1.
       1.1.44 "Master Transaction Agreement" shall mean that certain Master Transaction Agreement dated March 12, 1996, by and among State Street, Wyatt and Wyatt Preferred Choice, L.L.C. together with the exhibits and schedules thereto.
      1.1.45     "Member" shall have the meaning set forth in the LLC Agreement.
      1.1.46 "Membership Interest" shall have the meaning set forth in the LLC Agreement.
      1.1.47 "NextGen Assets" shall mean all of the Software, Technology, Trade Secrets, and related Intangible Property Rights, developed, owned or licensed by or to Wellspring generally pertaining to the outsourcing of event driven, integrated employee benefits, and the administration thereof, except for the HR Edge(R) Choice Software, the HR Edge(R) Pensions Software, the On Demand Software and that certain Software known as WyStar.
                  1.1.48 "NextGen Expenses" shall mean those software development costs and expenses accrued or incurred by Wellspring or any other owner of the NextGen Assets after the Effective Closing Time in connection with the development and implementation of the NextGen Assets, including the related Software (other than the HR Edge(R) Choice Software, the HR Edge(R) Pensions Software, the On Demand Software and that certain Software known as WyStar).
                  1.1.49 "NextGen Proceeds" shall mean, in the case of a license of the NextGen Assets consummated prior to April 1, 2002, the total value of the consideration received by Wellspring as a license fee with respect to such license, regardless of when such consideration is received, but shall not include any consideration received by Wellspring for support or maintenance or any other services provided in connection with such license.
                  1.1.50 "On Demand Software" shall have the meaning set forth in the Amended and Restated Software License and Services Agreement.
                  1.1.51 "Owned Personal Property" shall mean all equipment, furniture and other personal property owned by Wellspring as of the Effective Closing Time.
                  1.1.52 "Patents" shall mean all patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.
                  1.1.53 "Person" shall mean any individual, person, Entity or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.
 1.1.54 "Personal Property Guaranties" shall mean, collectively, the State Street Personal Property Guaranties and the Wyatt Personal Property Guaranties.
 1.1.55 "Preliminary Balance Sheet" shall have the meaning set forth in Section 9.8.1.
 1.1.56 "Protected Parties" shall have the meaning set forth in Section 10.3.5.
  1.1.57 "Protecting Party" shall have the meaning set forth in Section 10.3.5.
 1.1.58 "Real Property Guaranties" shall mean, collectively, the State Street Real Property Guaranties and the Wyatt Real Property Guaranties.
     1.1.59 "Respondent" shall have the meaning set forth in Section 11.1.1.
  1.1.60 "Responsible Party" shall have the meaning set forth in Section 3.6.3.
 1.1.61 "Retained Client Contracts" shall have the meaning set forth in Section 3.2.
 1.1.62 "Retained Client Employees" shall have the meaning set forth in the Retained Client Services and Protection Agreement.
 1.1.63 "Retained Client Property" shall have the meaning set forth in Section 3.4.1(C).
 1.1.64 "Retained Client Services and Protection Agreement" shall mean that certain Retained Client Services and Protection Agreement dated as of the date hereof by and between Wellspring and Wyatt, the form of which is attached hereto as Exhibit C.
                  1.1.65 "Retained Clients" shall mean, collectively, International Business Machines Corporation ("IBM"), NYNEX Corporation ("NYNEX"), Westinghouse Electric Company ("Westinghouse"), Rockwell International Corporation ("Rockwell"), Boeing Corporation ("Boeing") and Meritor Automotive, Inc. ("Meritor").
 1.1.66     "Retirement   Services"  shall  mean  State  Street  Retirement
Services,   Inc.,  a Massachusetts corporation.
        1.1.67     "RIC" shall mean Wyatt's Research and Information Center.
         1.1.68 "Shared Services  Employees" shall have the meaning set forth in the Retained Client Services and Protection Agreement.
     1.1.69     "Shared Services Property" shall have the meaning set forth in
Section 3.4.1(D).
     1.1.70 "Software" shall mean the manifestation, in tangible or physical form, including, but not limited to, in magnetic media, firmware and documentation, of computer programs and databases, such computer programs and databases to include, but shall not be limited to, management information systems, machinery control programs and personal computer programs. The tangible manifestation of such programs may be in the form of, including, but not limited to, source code, flow diagrams, listings, object code and microcode. Software does not include any Technology, Trade Secrets, Intangible Property Rights, or any Software defined in and licensed under the Software License and Services Agreement or the WyStar License and Services Agreement.
                  1.1.71 "State Street FedEx Guaranty" shall mean that certain Guaranty of Certain Obligations of Wellspring Resources, LLC dated April 25, 1997, executed and delivered by State Street to FedEx.
                  1.1.72 "State Street Guaranty" shall mean that certain Guaranty Agreement by State Street in favor of Wyatt dated as of April 1, 1998, in the form attached as Exhibit A.
                  1.1.73 "State Street Personal Property Guaranties" shall mean any and all guaranty agreements, surety agreements, indemnification agreements or similar instruments or agreements executed and delivered by State Street in connection with a lease of equipment, fixtures, software, hardware, furniture and other personal property by Wellspring.
                  1.1.74 "State Street Real Property Guaranties" shall mean, collectively, the guaranties executed and delivered by State Street to the Wellspring Landlords in connection with the Wellspring Real Property Leases.
     1.1.75     "State  Street/Wellspring  Indemnitees"  shall have the
meaning  set forth in Section  10.2.1.
                  1.1.76 "Taxes" shall mean any foreign or domestic federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or any kind whatsoever, including any interest, penalty, or addition thereto.
                  1.1.77 "Technology" shall mean all types of technical information and data, whether or not reduced to tangible or physical form, including, but not limited to: know-how; product definitions and designs; research and development, procurement and service specifications, procedures, standards, and reports; catalogs; technical information and data relating to marketing and sales activity; and formulae. Technology does not include any Software or any Intangible Property Rights.
                  1.1.78     "Terminated Employees" shall have the meaning
set forth in Section 3.3.3.
                  1.1.79 "Trade Secrets" shall mean information relating to Technology or Software that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner and generally is not know to other parties.
                  1.1.80 "Trademarks" shall mean trademarks, service marks, trade dress, trade names, designs and logos, whether registered or unregistered, all registrations and applications for registration thereof and all goodwill associated therewith.
                  1.1.81 "Transaction Documents" shall mean this Agreement, and the Ancillary Agreements, and any annexes, schedules, attachments or exhibits to the foregoing.
                  1.1.82 "Unaffiliated Party" shall mean any Person other than State Street, Wellspring and their respective Affiliates and any Affiliated Party.
                  1.1.83 "Unrecovered NextGen Expenses" shall mean the NextGen Expenses that have not been recovered by Wellspring and/or its successors and assigns from receipt of NextGen Proceeds, or from a sale of the NextGen Assets (in whole or in part), after the Effective Closing Time.
 1.1.84 "Unused Property" shall have the meaning set forth in Section 3.4.1(E).
 1.1.85 "WARN" shall mean the Worker Adjustment and Retraining Notification
Act, 29 U.S.C. ss.2101 et seq., as amended from time to time, and all regulations promulgated thereunder.
          1.1.86 "Wellspring Client Service Agreement" shall mean that certain Client Service Agreement dated as of March 12, 1996, by and between
Wellspring and Wyatt.
 1.1.87 "Wellspring Employees" shall have the meaning set forth in Section
3.3.2.
 1.1.88 "Wellspring Landlords" shall mean, collectively, BellSouth Telecommunications, Inc., a Georgia corporation ("BellSouth"), Koger Equity, Inc., a Florida corporation ("Koger") and One Rockledge Associates, a Massachusetts Limited Partnership ("Rockledge Associates").
 1.1.89 "Wellspring Property" shall have the meaning set forth in Section 3.4.1.
 1.1.90 "Wellspring Real Property" shall mean the real property and improvements thereon leased by Wellspring pursuant to the Wellspring Real Property Leases.
                  1.1.91 "Wellspring Real Property Leases" shall mean, collectively, (i) that certain Office Lease Agreement dated June 11, 1996 by and between Wellspring and BellSouth, and any amendments, modifications or supplements thereto; (ii) that certain Lease Agreement dated August 23, 1996 by and between Wellspring and Koger, and any amendments, modifications or supplements thereto; and (iii) that certain lease dated August 29, 1996 by and between Wellspring and Rockledge Associates, and any amendments, modifications or supplements thereto.
 1.1.92  "Wellspring  Retained  Property"  shall have the  meaning  set forth in
Section 3.4.1(A).
 1.1.93 "Wyatt Assigned Property" shall have the meaning set forth in Section 3.4.1(B).
 1.1.94 "Wyatt FedEx Guaranty" shall mean that certain Guaranty of Certain Obligations of Wellspring Resources, LLC dated April 30, 1997 executed and delivered by Wyatt to FedEx.
  1.1.95 "Wyatt Indemnitees" shall have the meaning set forth in Section 3.1.1.
 1.1.96 "Wyatt Personal Property Guaranties" shall mean, collectively, any and all guaranty agreements, surety agreements, indemnification agreements or similar instruments or agreements executed and delivered by Wyatt in connection with a lease of equipment, fixtures, software, hardware, furniture and other personal property by Wellspring.
                  1.1.97 "Wyatt Real Property Guaranties" shall mean, collectively, the guaranties executed and delivered by Wyatt to the Wellspring Landlords in connection with the Wellspring Real Property Leases.
         1.2.     Rules of Construction.  Unless the context otherwise requires:
                  1.2.1.     A term has the meaning assigned to it;
                  1.2.2. An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
                  1.2.3. References in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
                  1.2.4. Reference to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;
                  1.2.5.     The headings in this Agreement are for
convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof; and
                  1.2.6. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party or parties that drafted or caused this Agreement to be drafted.

                                   Article II
                         Basic Transactions and Closing

         The following events shall take place as of the Effective Closing Time:
         2.1    Redemption   of   Membership   Interests; Licenses ; Release
and Waiver; Etc.
         2.1.1 Basic Transactions. Upon and subject to the terms and conditions of this Agreement, (i) Wellspring shall, as of the Effective Closing Time, redeem  from  Wyatt  all of  Wyatt's  right,  title and  interest  in and to its
Membership Interest in Wellspring, and (ii) Wellspring shall distribute to Wyatt, in complete liquidation of Wyatt's Membership Interest in Wellspring: (x) the Wyatt Assigned Property and (y) the royalty rights with respect to the NextGen Assets described in Section 2.1.2 of this Agreement. Upon and subject to the terms and conditions of this Agreement, Wyatt will be deemed to have withdrawn as a Member of Wellspring, effective as of the Effective Closing Time. The Parties agree (a) that for federal income tax purposes Wyatt shall treat all payments made in liquidation of Wyatt's Membership Interest in Wellspring as payments subject to Section 736(b) of the Code and that neither State Street nor Wellspring shall take a reporting position inconsistent with such treatment by Wyatt and (b) that Wyatt's distributive share of items of income, gain, loss, deduction or credit with respect to the portion of Wellspring's taxable year in which the redemption occurs shall be determined using an interim closing of the books based on the Preliminary Balance Sheet referred to in Section 9.8.1 of this Agreement. After giving effect to the redemption of Wyatt's Membership Interest, as described in this Section 2.1, the Membership Interests of State Street and Retirement Services will increase proportionately.
         2.1.2 Royalty Rights. In consideration of Wyatt's agreements in Section 2.1.1, and upon and subject to the terms and conditions of this Agreement, State Street and Wellspring agree that upon a license of all or any portion of the NextGen Assets to an Unaffiliated Party consummated on or before April 1, 2002, Wyatt shall receive a royalty equal in amount to (but not less than zero): (a) 50% of the NextGen Proceeds of such license, if such license is consummated on or before April 1, 1999, less 50% of the Unrecovered NextGen Expenses incurred after the Effective Closing Time; (b) 33% of the NextGen Proceeds, if such license is consummated after April 1, 1999 and on or before April 1, 2001, less 50% of the Unrecovered NextGen Expenses incurred after the Effective Closing Time; or (c) 25% of NextGen Proceeds of such license, if such license is consummated after April 1, 2001 and on or before April 1, 2002, less 50% of the Unrecovered NextGen Expenses incurred after the Effective Closing Time. Wyatt shall not be entitled to receive any royalty from: (x) a license of the NextGen Assets granted by Wellspring to an Unaffiliated Party at any time after the Effective Closing Time pursuant to an administrative services contract between Wellspring and such Unaffiliated Party, if such license is to be used by the Unaffiliated Party (or by another Person on behalf of the Unaffiliated Party) solely in connection with the administration of an employee benefit plan or plans maintained by the Unaffiliated Party, notwithstanding any other provision of this Section 2.1.2; (y) a license of the NextGen Assets to an Unaffiliated Party consummated after April 1, 2002; or (z) a license of the NextGen Assets to an Affiliate or Affiliated Party consummated at any time after the Effective Closing Time, provided that a royalty shall be payable in accordance with this
Section 2.1.2 in the event any such Affiliate or Unaffiliated Party ceases to be an Affiliate or Unaffiliated Party, as the case may be, at any time prior to April 1, 2002.
         Wellspring shall provide Wyatt with reasonable notice of any transaction which shall give rise to NextGen Proceeds, and Wyatt shall have reasonable audit rights with respect to any such transaction, provided that any audit shall be at Wyatt's sole cost and expense. Amounts payable to Wyatt hereunder shall be paid within thirty (30) days after receipt by Wellspring of the NextGen Proceeds from which Wyatt's royalty is to be paid in accordance with this Section 2.1.2. Any sale, license or transfer of all or any portion of the NextGen Assets (including to an Affiliate or Affiliated Party) shall be subject to the requirement that the purchaser, licensee or transferee shall be bound by the provisions of this Section 2.1.2 in the event of a subsequent sale, transfer or license of the Next Gen Assets by such purchaser, licensee or transferee. Except as provided in the immediately preceding sentence, nothing contained in this Section 2.1.2 shall limit or restrict Wellspring's right to license the NextGen Assets to any Person on terms and conditions agreed to by Wellspring in its sole and absolute discretion.
         Wyatt, to allow for the license of the NextGen Assets after the Effective Closing Time, shall grant the license rights to Wellspring provided for in the Amended and Restated Software License and Services Agreement.
                  2.1.3 Acknowledgment and Release by Wyatt. Wyatt acknowledges and agrees that, other than as set forth above in Sections 2.1.1 and 2.1.2, it shall not be entitled to any payment, distribution or consideration on account of the redemption by Wellspring of all of Wyatt's right, title and interest in and to its Membership Interest in Wellspring. The Parties hereto wish to eliminate any possibility that any past circumstances, conditions, acts, omissions or events would entitle Wyatt to any further payment or consideration on account of its former status as the owner of a Membership Interest in, and a Member of, Wellspring. Accordingly, subject to the specific provisions of
Section 2.1.2 of this Agreement, by its execution hereof Wyatt shall be deemed to have irrevocably released, waived and forever discharged Wellspring and State Street, together with their respective successors and assigns, officers, directors, managers, attorneys, subsidiaries and Affiliates, from any and all claims, offsets, causes of action, liabilities, promises or indebtedness (if any), in law or in equity, arising on account of or in connection with Wyatt's Membership Interest in Wellspring or its status as a Member of Wellspring, including, without limitation of any kind, any claim or right of Wyatt under the LLC Agreement or applicable law to any regular or special distribution (whether in cash or in property) by Wellspring, to interest on or to return of any Capital Contribution by Wyatt to Wellspring or to any valuation or appraisal of Wyatt's Membership Interest in Wellspring. Wyatt specifically acknowledges and agrees that its acknowledgments and releases set forth in this Section 2.1.3 are given for and in consideration of the various agreements and covenants set forth in this Agreement and for other good and valuable consideration and that it intends such acknowledgments and releases to be legally binding from and after the Effective Closing Time. Nothing in this Section 2.1.3 shall affect or impair the obligations of State Street and Wellspring to Wyatt under this Agreement and the other Transaction Documents.
                  2.1.4 Acknowledgment and Release by State Street and Wellspring. State Street and Wellspring by their execution hereof shall be deemed to have irrevocably released Wyatt and its successors, assigns, officers, directors, attorneys, subsidiaries, and Affiliates, from any and all claims, offsets, causes of actions, liabilities, promises, or indebtedness (if any), in law or inequity, arising on account of or in connection with Wyatt's Membership Interest in Wellspring or its status as a Member of Wellspring. State Street and Wellspring each hereby acknowledge and agree that its acknowledgments and releases set forth in this Section 2.1.4 are given for and in consideration of the various agreements and covenants set forth in this Agreement and for other good and valuable consideration and that it intends such acknowledgments and releases to be legally binding from and after the Effective Closing Time. Nothing in this Section 2.1.4 shall affect or impair Wyatt's obligations to State Street and Wellspring under this Agreement and the other Transaction Documents.
        2.2 The Closing. The closing shall take place at the offices of Choate, Hall & Stewart, 53 State Street, Exchange Place, Boston, Massachusetts, or at such place as the parties may mutually agree upon (the date of such closing being herein referred to as the "Closing Date"). Upon release of this Agreement and the other Transaction Documents, duly completed and executed, the closing of the Contemplated Transactions shall be effective as of 12:01 a.m. on April 1, 1998 (the "Effective Closing Time").

                                   Article III

                  Client Contracts; Personnel Matters; Properties; Liabilities and Indemnifications

         In addition to the transactions described in Article II above, the following agreements, covenants and events shall take effect or occur as of the Effective Closing Time:
         3.1      LLC Clients.
                  3.1.1 LLC  Client  Contracts.  Subject  to  Section  3.1.2 and
Section 3.1.3 below, the Parties agree and covenant that after the Effective Closing Time Wellspring shall retain and/or assume all rights, benefits, duties, obligations and liabilities under or related to all written and oral contracts between Wellspring and the LLC Clients (the "LLC Client Contracts"). Subject to
Section 3.1.2 and Section 3.1.3, Wellspring shall protect, defend, indemnify and hold harmless Wyatt and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (the "Wyatt Indemnitees") from and against any losses, damages and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) (collectively "Losses") which may be sustained, suffered or incurred by the Wyatt Indemnitees and which arise under the LLC Client Contracts or out of any claims, causes of action, suits or proceedings based on services provided by Wellspring to the LLC Clients either before or after the Effective Closing Time.
                  3.1.2 Exception. Notwithstanding the terms of Section 3.1.1 above, Wyatt agrees and covenants that from and after the Effective Closing Time it shall be jointly liable with Wellspring for all debts, obligations and liabilities of Wellspring existing as of the Effective Closing Time, whether fixed or contingent, liquidated or unliquidated known or unknown, arising under the FedEx Contract and the Allegheny Contract or out of any claims, causes of action, suits or proceedings based on services provided by Wellspring to FedEx or Allegheny before the Effective Closing Time.
                  3.1.3 FedEx Guaranties. Nothing contained in this Agreement shall affect, transfer or reduce Wyatt's obligations and liabilities under the Wyatt FedEx Guaranty or State Street's obligations and liabilities under the State Street FedEx Guaranty, all of which shall remain in full force and effect after the Effective Closing Time, unless discharged by FedEx.
         3.2 Retained Clients. The Parties agree and covenant that after the Effective Closing Time Wyatt shall retain and/or assume all rights, benefits, duties, obligations and liabilities under or related to all written and oral contracts by and between Wyatt and the Retained Clients and all written and oral contracts by and between Wellspring and the Retained Clients (all such contracts being referred to herein as the "Retained Client Contracts"), and that the Fee Allocation and Indemnity Agreement and the Wellspring Client Service Agreement shall be superseded as of the Effective Closing Time, in each case in accordance with the Retained Client Services and Protection Agreement.
         3.3      Personnel Matters.
                  3.3.1 Retained Client Services and Protection Agreement. Wellspring and Wyatt shall enter into the Retained Client Services and
Protection Agreement as of the Effective Closing Time. The Retained Client Employees and the Shared Services Employees shall continue their employment subject to the Retained Client Services and Protection Agreement after the Effective Closing Time.
                  3.3.2 WARN. Each of the Parties represents to one another that it does not intend to make any large-scale layoffs of the employees of
Wellspring as of the date of this Agreement ("Wellspring Employees") or to implement a "plant closing" or "mass layoff," as those terms are defined in WARN, in respect of Wellspring Employees, within ninety (90) days of the
Effective Closing Time. The Parties will cooperate with one another in implementing such intent, including avoiding the creation of circumstances that would give rise to any such "plant closing" or "mass layoff." Wellspring shall have the right to refuse to take any action, at the request of Wyatt or otherwise, with respect to the employees of Wellspring that, in Wellspring's reasonable judgment, would, or could reasonably be expected to, give rise to a violation of WARN. To the extent that, during any month, Wyatt requests
Wellspring to terminate a Retained Client Employee or Shared Service Employee and Wellspring concludes that such termination cannot be effected without a violation of WARN, Wellspring shall effect such termination (subject to the terms of the Retained Client Services and Protection Agreement) at the earliest time practicable consistent with WARN. For this purpose, the number of employees of Wellspring who may be terminated at the time of or following any such request by Wyatt consistent with WARN shall be allocated pro rata among Retained Client Employees, Shared Service Employees and other employees of Wellspring in accordance with the number of employees in each such category sought to be terminated. To the extent necessary under WARN, the Parties shall cooperate with one another in giving any notices required by WARN. To the extent any Party is responsible for facts and circumstances that cause a violation of WARN, such Party shall assume liability for any alleged failure to give a WARN notice, and shall indemnify and hold harmless the other Parties from and against any Losses which may be sustained, suffered or incurred by such other Parties which arise under or relate to any claims asserted under WARN because of a "plant closing" or "mass layoff" caused by such Party after the Effective Closing Time. The obligations of the Parties under this Section 3.3.2 shall continue in effect until the final termination of the Retained Client Services and Protection Agreement.
                  3.3.3 Terminated Employees. Schedule 3.3.3 lists the employees and contractors of Wellspring whose employment shall be terminated as of the Effective Closing Time (the "Terminated Employees"). Wellspring and Wyatt shall be jointly liable and responsible for any and all severance, employment termination payments, COBRA or other employment-related obligations owed to the Terminated Employees, including, without limitation, any claim, cause of action, suit or proceeding brought by a Terminated Employee, Governmental Authority or other Person for severance payments or benefits, discrimination under state or federal law, retention bonuses or similar compensation, guaranteed bonuses, employee benefits (including paid time off benefits), accrued matching contributions and pension obligations or any payment or benefit owed under WARN or other Laws (the "Joint Terminated Employee Liabilities"). In connection with the preliminary balance sheet adjustment required under Section 9.8.1 of this Agreement, Wyatt shall deliver to Wellspring on the Closing Date readily available funds in an amount equal to fifty percent (50%) of the Joint Terminated Employee Liabilities identified by the Parties as of the Effective Closing Time.
         The Joint Terminated Employee Liabilities shall include, but shall not in any way be limited to, any obligations arising under the Employment Contracts listed on Schedule 3.3.3 between Wellspring and a Terminated Employee. In addition, the Joint Terminated Employee Liabilities shall include any and all claims, causes of action, debts, and obligations arising as a result of the termination of the Employment Contract between Wellspring and its President during the one year period ending on April 1, 1999. Nothing in this Section 3.3 or in any other provision of this Agreement shall be construed as limiting Wellspring's right, in its sole and absolute discretion, to terminate or alter the employment of any party to an Employment Contract after the Effective Closing Time.
                  3.3.4 Non-Solicitation. The Parties covenant and agree that, for a period of two years after the Effective Closing Time Wyatt will not, for its own benefit or the benefit of any other Person, solicit for employment any employee or contractor of Wellspring (excluding the Retained Client Employees), or any employee or contractor of an Affiliated Party formerly affiliated with Wellspring, without the prior consent of Wellspring or such Affiliated Party, as the case may be. The Parties further covenant and agree that, for a period of two years after the Effective Closing Time Wellspring will not, for its own benefit or the benefit of any other Person, solicit for employment any employee or contractor of Wyatt, or any employee or contractor of an Affiliated Party formerly associated with Wyatt, without the prior consent of Wyatt or such Affiliated Party, as the case may be.
         3.4      Wellspring Property.
                  3.4.1 Categories of Real and Personal Property. The Parties have agreed that the Wellspring Real Property, Owned Personal Property and Leased Personal Property (collectively, "Wellspring Property") shall be divided into five categories as follows:
                  (A) Wellspring Property that will be used exclusively by Wellspring in connection with the delivery of services to the LLC Clients following the Effective Closing Time ("Wellspring Retained Property");
                  (B) Wellspring Property that will be distributed to Wyatt as of the Effective Closing Time ("Wyatt Assigned Property"), none of which shall include all or any portion of the NextGen Assets;
                  (C) Wellspring Property that will be used exclusively in connection with the delivery of services to the Retained Clients following the Effective Closing Time ("Retained Client Property");
                  (D) Wellspring Property that will be used in part by Wellspring for the delivery of services to the LLC Clients and in part for the delivery of services to the Retained Clients ("Shared Services Property"); and
                  (E) Wellspring Property that will not fall into any of the foregoing categories ("Unused Property").
                  3.4.2 Allocation of Wellspring Property. As soon as practicable after the Effective Closing Time, the Parties shall inventory and agree on the allocation of the Wellspring Real Property, Owned Personal Property and Leased Personal Property in accordance with Section 3.4.1. Such categorization shall be effective as of the Effective Closing Time.
                  3.4.3 Unused Property. The Parties shall agree as soon as practicable after the Effective Closing Time as to the disposition of the Unused Property. The net proceeds of any such disposition shall be paid 50% to each of Wyatt and State Street.
         3.5      Wellspring Property Responsibility and Guaranties.
                  3.5.1 Wellspring Responsibility. Nothing in this Agreement shall affect, transfer or reduce Wellspring's obligations and liabilities in respect of the Wellspring Retained Property, Shared Services Property and Wellspring Real Property Leases following the Effective Closing Time.
                  3.5.2 Shared Services Property. Wyatt shall reimburse Wellspring for the use of Shared Services Property in accordance with the Retained Client Services and Protection Agreement.
                  3.5.3 Real Property Guaranties. Nothing contained in this Agreement shall affect, transfer or reduce Wyatt's and State Street's respective obligations and liabilities under the Wyatt Real Property Guaranties and the State Street Real Property Guaranties, which shall remain in full force and effect after the Effective Closing Time unless released and discharged by one or more of the Wellspring Landlords, subject to Section 10.3 of this Agreement. Wellspring covenants and agrees that it will not amend, modify, sublease or assign any of the Wellspring Real Property after the Effective Closing Time without the prior written consent of Wyatt and State Street, which consent shall not be unreasonably withheld or delayed.
                  3.5.4 Personal Property Guaranties. Nothing contained in this Agreement shall affect, transfer or reduce Wyatt's and State Street's respective obligations and liabilities under the Wyatt Personal Property Guaranties and the State Street Personal Property Guaranties, which shall remain in full force and effect after the Effective Closing Time unless released and discharged by one or more lessor, subject to Section 10.3 of this Agreement. Wellspring covenants and agrees that, after the Effective Closing Time, it will not amend, modify, sublease or assign any Leased Personal Property subject to a lease under which Wellspring's obligations are guaranteed by Wyatt and/or State Street without the prior written consent of Wyatt and/or State Street (as the case may be), which consent shall not be unreasonably withheld or delayed.
         3.6      Allocation of Obligations in Respect of Property.
                  3.6.1 Assignment of Responsibilities. The Parties have agreed to assume responsibility for certain categories of the Wellspring Property as follows:


Property                                             Responsible Party

Wyatt Assigned Property                              Wyatt


Retained Client Property                             Wyatt


Unused Property                                      Wyatt 50% / Wellspring 50%



                  3.6.2. Advance of Cost of Retained Client Property and Unused Property. On or before the Closing Date, and on or before the end of each calendar month thereafter until all of the leases relating to the Retained Client Property and the Unused Property have expired or terminated, Wellspring shall provide to Wyatt a reasonable estimate of the charges for the Retained Client Property and Unused Property for which Wyatt is responsible as set forth in Section 3.6.1. Within five Business Days after its receipt of such estimate, Wyatt shall advance to or as directed by Wellspring an amount in cash equal to such estimate. Such estimated payments shall be reflected on, and reduce the amounts due under, the invoices issued pursuant to this Section 3.6.2.
         Wellspring shall prepare and submit invoices to Wyatt on a monthly basis for the actual costs of the Retained Client Property and Unused Property for which Wyatt is responsible as set forth in Section 3.6.1. To the extent any such invoice reflects charges in excess of the estimate and advance made in respect of such charges, Wyatt shall pay the excess charges to Wellspring within fifteen (15) days of receipt of the invoice. To the extent any estimated payment exceeds the amount actually due for the month as to which the estimated payment was made, such excess shall be applied first to reduce the estimated payment required for the first month following the issuance of the invoice and then to reduce subsequent estimated payments. Any estimated payments remaining thereafter shall be refunded to Wyatt.
         If Wyatt shall object to any individual charge invoiced by Wellspring, Wyatt shall, within fifteen (15) days of receipt of the invoice containing such charge, provide to Wellspring a written statement identifying the objectionable charge and specifying in detail the reasons for such objection. Objection to any particular charge shall not, however, relieve Wyatt of the obligation to remit payment of any invoiced charges not so objected to by Wyatt. The Parties shall make reasonable attempts to resolve such disputes. If the Parties cannot so resolve such a dispute, such dispute shall be resolved in accordance with
Article XI.
                  3.6.3 Indemnity by Responsible Parties. As of the Effective Closing Time, each of the responsible parties referred to in Section 3.6.1 (each a "Responsible Party") shall assume and shall be solely responsible and liable for any and all debts, obligations and liabilities (other than Taxes based on or measured by income) arising from or relating to the property referred to in
Section 3.6.1 for which such party is responsible (the "Assigned Property") and the transfer and assignment thereof to the Responsible Party (the "Assigned Property Liabilities"), whether arising before or after the Effective Closing Time, including, without limitation, any liability of Wellspring or the Responsible Party for Taxes payable in connection with the transfer of the Assigned Property, or any liability under the leases to which any Assigned Property is subject. The Responsible Party shall protect, defend, indemnify and hold harmless the other Parties from and against any Losses which may be sustained, suffered or incurred by the other Parties and which arise under or out of any claims, causes of action, suits or proceedings related to the Responsible Party's respective Assigned Property and the assignment and transfer thereof to the Responsible Party, including, without limitation, any Losses arising under any guaranties with respect to such Assigned Property.
         3.7 Other Liabilities of Wellspring. Wellspring agrees and covenants that, except with respect to the liabilities of Wellspring otherwise allocated among the Parties pursuant to this Agreement and the Retained Client Services and Protection Agreement, and with respect to the liabilities set forth on
Schedule 3.7 (the "Joint Miscellaneous Liabilities"), Wellspring shall be solely liable for the liabilities, debts and obligations of Wellspring that are unknown to Wellspring as of the Effective Closing Time. Wyatt and Wellspring shall be jointly liable for the Joint Miscellaneous Liabilities regardless of whether such liabilities are fixed or contingent or liquidated or unliquidated as of the Effective Closing Time. In exchange for Wellspring's agreement to accept sole liability for such unallocated liabilities, debts and obligations, Wyatt shall deliver to Wellspring on the Closing Date the sum of $100,000 in immediately available U.S. federal funds by wire transfer in accordance with instructions provided by Wellspring.

                                   Article IV
                            Pension Payroll Services

         4.1 Pension Payroll Services. From and after the Effective Closing Time, State Street will continue to provide pension payroll services in support of Westinghouse, Rockwell, Boeing and Meritor on the same terms and conditions provided to Wellspring pursuant to the letter agreement attached hereto as
Schedule 4.1. Wyatt covenants that it shall pay the charges for such services directly to State Street as and when due.

                                    Article V
                   Conditions Precedent to Closing; Deliveries

         5.1 Conditions Precedent to Obligations of State Street and Wellspring. The obligations of State Street and Wellspring to consummate the Contemplated Transactions are subject to the satisfaction by Wyatt prior to or at the Closing of each of the conditions listed in this Section 5.1 (any or all of which may be waived by State Street) and none of the Contemplated Transactions shall occur unless all such transactions occur.
                5.1.1      Conditions Relating to the Contemplated Transactions.
                  (A) Amended and Restated Software License and Services Agreement. Wyatt shall have executed and delivered the Amended and Restated Software License and Services Agreement, in the form attached hereto as Exhibit E.
                  (B) Source Codes. Wyatt shall have delivered to Wellspring the source codes for each of HR Edge(R) Choice Software and HR Edge(R) Pensions Software.
                  (C) Retained Client Services and Protection Agreement. Wyatt shall have executed and delivered the Retained Client Services and Protection Agreement, in the form attached hereto as Exhibit C, and shall have made the Closing Date payments required thereunder.
                  (D) Payment to Wellspring. Wyatt shall have delivered to Wellspring the sum of $100,000 in cash, in the manner provided for in Section
3.7 of this Agreement.
                  (E) Regulatory Approvals. State Street shall have received all necessary regulatory approvals to consummate the Contemplated Transactions.
                  5.1.2      General Conditions.
                  (A) Performance; Representations and Warranties; and Officer's Certificate. (i) Wyatt shall have performed, or caused to be performed, in all material respects, all of its obligations under the Transaction Documents required to be performed by it on or prior to the Effective Closing Time; (ii) the representations and warranties of Wyatt contained in the Transaction Documents shall be true and accurate in all material respects at and as of the Closing Date; and (iii) Wyatt shall have delivered to State Street and Wellspring a certificate signed by an officer of Wyatt to the foregoing effect.
                  (B) No Restrictions. No injunction or order of any court or administrative agency will be in effect, and no statute, rule or regulation of any Governmental Authority shall exist, that restricts, prohibits or prevents the consummation of the Contemplated Transactions.
                  (C)        Resignation  of Wyatt  Designated  Managers.
John J. Haley, Paul V. Mee, and A.W. Smith, Jr., and any other Person selected by Wyatt as a Manager of Wellspring who has not previously resigned, shall have resigned as Managers of Wellspring in accordance with the terms of the LLC Agreement.
                  (D) Further Instruments. Wyatt shall have delivered such instruments of conveyance or transfer or other documents of further assurance with respect to the Contemplated Transactions as State Street may reasonably request.
                  (E) Settlement. State Street and Wellspring shall have received any net amounts payable to them as a result of the preliminary balance sheet adjustment required by Section 9.8.1 hereof.
                  (F) Consent. Wyatt shall have executed and delivered a consent in the form attached hereto as Exhibit B.
         5.2 Conditions Precedent to Obligations of Wyatt. The obligation of Wyatt to consummate the Contemplated Transactions is subject to the satisfaction by State Street and/or Wellspring, as the case may be, prior to or at the
Closing of each of the conditions listed in this Section 5.2 (any or all of which may be waived by Wyatt) and none of the Contemplated Transactions shall occur unless all such transactions occur.
                5.2.1      Conditions Relating to the Contemplated Transactions.
                  (A) Amended and Restated Software License and Services Agreement. Wellspring shall have executed and delivered the Amended and Restated Software License and Services Agreement, in the form attached hereto as Exhibit E.
                  (B) Retained Client Services and Protection Agreement. Wellspring shall have executed and delivered the Retained Client Services and Protection Agreement, in the form attached hereto as Exhibit C.
                  (C) State Street Guaranty. State Street shall have executed and delivered the State Street Guaranty in the form attached hereto as Exhibit A.
                  (D) Wellspring shall have executed and delivered a bill of sale for the Wyatt Assigned Property in the form attached hereto as Exhibit D.
                  (E) Wyatt shall be reasonably satisfied that the transfer of a Membership Interest in Wellspring from State Street to Retirement Services has been completed.
                  5.2.2      General Conditions.
                  (A) Performance; Representations and Warranties; and Officer's Certificate. (i) State Street and Wellspring shall have performed, or caused to be performed, in all material respects, all of their respective obligations under the Transaction Documents required to be performed by them on or prior to the Closing Date; (ii) the representations and warranties of State Street and Wellspring contained in the Transaction Documents shall be true and accurate in all material respects at and as of the Closing Date; and (iii) State Street and Wellspring shall have delivered to Wyatt a certificate signed by an officer of each of State Street and Wellspring, respectively, to the foregoing effect.
                  (B) No Restrictions. No injunction or order of any court or administrative agency will be in effect, and no statute, rule or regulation of any Governmental Authority shall exist, that restricts, prohibits or prevents the consummation of the Contemplated Transactions.
                  (C) Further Instruments. Wellspring shall have delivered such instruments of conveyance or transfer or other documents of further assurance with respect to the Contemplated Transactions as Wyatt may reasonably request.
                  (D) Settlement. Wyatt shall have received any net amount payable to it as a result of the preliminary balance sheet adjustment required by Section 9.8.1 hereof.

                                   Article VI
                         Representations and Warranties

         6.1 Existence and Power. Each of the Parties is duly organized, validly existing and in good standing under the laws of the state of its organization and has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not, individually or in the aggregate, have a material adverse effect on that party or adversely affect its ability to consummate the Contemplated Transactions in accordance with the Transaction Documents. Each party is duly qualified to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on that party or adversely affect its ability to consummate the Contemplated Transactions in accordance with the Transaction Documents.
         6.2 Authorization; Enforceability. The execution, delivery and performance by each party of each of the Transaction Documents to which it is or will be a party and the consummation by such party of the Contemplated Transactions are within its powers and have been duly authorized by all necessary action on its part. Each of the Transaction Documents to which it is or will be a party constitutes a legal, valid and binding agreement of such party enforceable against such party in accordance with its terms, (a) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).
         6.3 Governmental Authorization. The execution, delivery and performance by each party of the Transaction Documents to which it is a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:
                  (A) any actions, consents, approvals or filings otherwise expressly referred to in the Transaction Documents, including the approval of the Massachusetts Banking Commissioner requested by State Street;
                  (B) where the failure to take any such actions, obtain any such consents or approvals or make any such filing would not, individually or in the aggregate, have a material adverse effect on that party or adversely affect its ability to consummate the Contemplated Transactions in accordance with the Transaction Documents.
         6.4 Non-Contravention. The execution, delivery and performance by each party of the Transactions Documents to which it is or will be a party and its completion of the Contemplated Transactions do not and will not: (a) contravene or conflict with such party's organizational documents; (b) assuming compliance with the matters referred to in Section 6.3 of this Agreement, contravene or conflict with or constitute a violation of any provision of any Law; or (c) assuming compliance with the matters referred to in Section 6.3 of this Agreement, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such party, or to a loss of any benefit to which such party is entitled under, any agreement, contract or instrument binding upon such party or by which any of its properties or assets is or may be bound or any license, franchise, permit or similar authorization held by such party except, in the case of clauses (b) and (c), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not, individually or in the aggregate, have a material adverse effect on such party or adversely affect its ability to consummate the Contemplated Transactions in accordance with the Transaction Documents.
         6.5 Wyatt's Membership Interest. Wyatt owns beneficially its Membership Interest free and clear of any restrictions on redemption, or transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, except as provided in the LLC Agreement. Other than this Agreement and the LLC Agreement, Wyatt is not a party to any option, warrant, purchase right or other contract or commitment that could require Wyatt to sell, transfer or otherwise dispose of its Membership Interest in Wellspring, in whole or in part.
         6.6      Investment  Representation.  State Street is acquiring
Wyatt's Membership Interest in Wellspring solely for investment purposes and not with a view for distribution or resale thereof.
         6.7 Wyatt Selected Managers. Wyatt represents and warrants that John J. Haley, Paul V. Mee, and A.W. Smith, Jr. are the only current Managers of Wellspring who were selected by Wyatt.

                                   Article VII
                           Certain Covenants of Wyatt

         7.1 Retained Client Services and Protection Agreement. Wyatt shall provide to Wellspring certain services in accordance with the Retained Client Services and Protection Agreement, the form of which is attached hereto as Exhibit C.
         7.2 Payments Pursuant to Retained Client Services Agreement. Wyatt shall pay all amounts payable pursuant to the Retained Client Services Agreement, as and when due.
         7.3 Assigned Property Liabilities. Wyatt shall pay its Assigned Property Liabilities, as and when due.
         7.4      Joint  Terminated  Employee  Liabilities.  Wyatt  shall  pay one-half  of the  Joint  Terminated Employee Liabilities, as and when due.
         7.5      Joint   Miscellaneous   Liabilities.   Wyatt  shall  pay
one-half  of  the  Joint  Miscellaneous Liabilities, as and when due.
         7.6 Payment of Performance Bonuses. Wyatt shall deliver to Wellspring, as part of the advance by Wyatt required for the month of October, 1998, under
Section 5.4 of the Retained Client Services and Protection Agreement for expenses to be incurred by Wellspring during the month of October, 1998, readily available funds in an amount equal to fifty percent (50%) of seventy-five (75%) of the total amount of the performance bonuses to be paid in October, 1998 to the then employees of Wellspring (other than the Retained Client Employees) who were employees of Wellspring as of the Effective Closing Time.
         7.7 Payment of Retention Bonuses. Wyatt shall deliver to Wellspring, as part of the advance by Wyatt required for the month of April, 1999, under
Section 5.4 of the Retained Client Services and Protection Agreement for expenses to be incurred by Wellspring during the month of April, 1999, readily available funds in an amount equal to fifty percent (50%) of 66 and 2/3 percent (66.667%) of the total amount of the retention bonuses to be paid in April, 1999 to the then employees of Wellspring (other than the Retained Client Employees) who were employees of Wellspring as of the Effective Closing Time.
         7.8 RIC. At Wellspring's request, Wyatt shall continue to provide to Wellspring RIC services after the Effective Closing Time on market terms and conditions.
         7.9 License of HR Online Software. Wyatt hereby grants to Wellspring a perpetual, irrevocable, royalty-free, fully paid-up, worldwide, non-exclusive license to use, execute, reproduce, modify, display, perform, sublicense and prepare derivative works based upon the Wyatt proprietary Software known as HR Online and all materials previously delivered to Wellspring using such Software. Wyatt shall no have obligation to support or maintain such Software.

                                  Article VIII
                Certain Covenants of Wellspring and State Street

         8.1 Post-Closing Services. Wellspring shall provide to Wyatt certain services pursuant to the Retained Client Services and Protection Agreement, the form of which is attached hereto as Exhibit D.
         8.2 Joint Terminated Employee Liabilities. Wellspring shall pay one-half of the Joint Terminated Employee Liabilities, as and when due.
         8.3 Assigned Property Liabilities. Wellspring shall pay its Assigned Property Liabilities, as and when due.
         8.4      Joint  Miscellaneous  Liabilities.  Wellspring  shall pay
one-half  of the  Joint  Miscellaneous
Liabilities, as and when due.
         8.5 Existence of Wellspring. State Street and Wellspring shall cause Wellspring to continue its legal existence at least until April 1, 2001. Wellspring shall not distribute the NextGen Assets to a Member of Wellspring at any time before April 1, 2001.
         8.6      Tax Election.     Prior to April 1, 2001,  Wellspring will
not elect to be taxed as a corporation pursuant to Treas. Reg. ss.1.7701-3(c) or successor law or regulation.
         8.7 Members. State Street covenants that from the Effective Closing Time until April 1, 2001, Wellspring at all times shall have at least two Members.
         8.8 Certain Contracts. Wellspring shall not amend or modify the Allegheny Contract or the FedEx Contract, or enter into new contracts with Allegheny or FedEx, that modifies the Parties' respective obligations to Allegheny or FedEx with respect to periods prior to the Effective Closing Time without the prior written consent of State Street and Wyatt, which consents shall not be unreasonably withheld or delayed.
         8.9 License of Request Software. Wellspring hereby grants to Wyatt a perpetual, irrevocable, royalty-free, fully paid-up, worldwide, non-exclusive license to use, execute, reproduce, modify, display, perform, sublicense and prepare derivative works based upon the Wellspring Software known as Request. Wellspring shall have no obligation to support or maintain such Software.
                                   Article IX
                                Mutual Covenants

         9.1 Litigation; Other Proceedings. After the Effective Closing Time, a party so requested (the "Requested Party"), will give, or cause to be given, to a party requesting such access (the "Requesting Party"), their Affiliates and representatives, during normal business hours at the premises of the Requested Party, and at the Requesting Party's expense, such reasonable access to personnel, properties, contracts, books, records, files and documents of the Requested Party with respect to the Contemplated Transactions, as the case may be, and copies (at the expense of the Requesting Party) of contracts, books, records, files and documents as are necessary to allow the Requesting Party to obtain information in connection with the preparation of any audit of the tax returns of the Requesting Party and their Affiliates, and any claims, demands, other audits, suits, actions or proceedings by or against the Requesting Party or any of their Affiliates or for which the Requesting Party must indemnify the Requested Party pursuant to Section 11.2.
         9.2 Confidentiality. This Agreement contemplates that the Parties may make available to one another information relating to technical information, Intangible Property Rights, Intellectual Property, Trade Secrets and other similar confidential information (collectively, "Confidential Information"). Each of the Parties agrees to receive and maintain all Confidential Information in confidence and to disclose Confidential Information only to those employees, agents and representatives to whom it is necessary to make such disclosure in connection with that Party's involvement with such businesses. Disclosure of Confidential Information to such employees, agents and representatives shall be on a confidential basis. Each of the Parties further agrees that any Confidential Information received from one of the other parties hereto shall (a) be used, duplicated and/or disclosed by it solely for purposes of activities related to such businesses, (b) not be used, duplicated and/or disclosed for any other purpose whatsoever, and (c) not be reproduced or copied, in whole or in part, unless the reproduction or copy is prominently marked as "Confidential." Notwithstanding the foregoing, none of the parties hereto shall be liable for the use, duplication or disclosure of any part of the Confidential Information to the extent the Confidential Information (x) now or hereafter comes into the public domain without breach of this Agreement, (y) is demonstrated by the party in question to be previously known to or developed by such party prior to the disclosure of said Confidential Information, or (z) is demonstrated by the party in question to have been received from a third party not subject to similar restrictions and without breach of this Agreement. Each of the parties shall use at least the same degree and standard of care to protect the Confidential Information as it uses to preserve, protect and safeguard its own proprietary information from unauthorized use, duplication, or disclosure.
         9.3 Expenses. Except as otherwise specifically provided herein, each of the Parties to this Agreement shall bear all expenses incurred by it in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefor.
         9.4 Performance Under Transaction Documents. Each party shall duly perform and observe all of the covenants, agreements, and conditions on its part to be performed and observed under this Agreement and the other Transaction Documents.
         9.5 Post-Closing Securities Exchange Act Filings. Wyatt and State Street shall cooperate fully with each other for the purpose of preparing and filing each party's post-closing Securities Exchange Act filing (to the extent that the respective parties deem such filing necessary) with the Securities and Exchange Commission, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.
         9.6 No Injunctions. None of the Parties hereto shall seek an injunction that would restrict, prohibit or prevent the consummation of the Contemplated Transactions.
         9.7 Further Assurances. From and after the Effective Closing Time, the Parties hereto agree to execute and deliver such further documents and instruments and to do such other acts and things as the parties hereto may reasonably request in order to effectuate the Contemplated Transactions.
         9.8      Preliminary and Final Balance Sheets and Adjustments.
                  9.8.1 Preliminary Balance Sheet; Payments on Closing Date. Prior to the date hereof, Wellspring prepared and provided to Wyatt a preliminary balance sheet of Wellspring as of the Effective Closing Time (the "Preliminary Balance Sheet"). Such Preliminary Balance Sheet is attached as
Schedule 9.8A. On the Closing Date an amount equal to 50% of Wellspring's net current assets as reflected on the Preliminary Balance Sheet shall be paid to each of State Street and Wyatt, provided that amounts due to and from Wellspring, on the one hand, and State Street and Wyatt, on the other hand, as reflected on the Preliminary Balance Sheet, shall be adjustments to the amounts that would otherwise be payable to State Street and Wyatt as outlined on
Schedule 9.8B. To the extent that there is a net amount due to Wellspring from either State Street or Wyatt following such adjustments, such net amount shall be paid to Wellspring on the Closing Date.
                  9.8.2 Final Balance Sheet; Adjustments. On or before December 31, 1998 Wyatt and State Street shall agree on a final balance sheet of Wellspring as of March 31, 1998, which shall be prepared in a manner consistent with the Preliminary Balance Sheet and take into account the formula reflected in Schedule 9.8B and adjustments made to the Preliminary Balance Sheet and the cash payments made on the Closing Date in accordance with such formula (the "Final Balance Sheet"). The Parties covenant that the adjustments outlined in
Schedule 9.8B shall be reflected in the Final Balance Sheet. The Final Balance Sheet shall not reflect matters listed on Schedule 3.7.
                  9.8.3 Disputes. The Parties shall use good faith efforts to agree on the Final Balance Sheet, the adjustments referred to above, and the payments due to and from Wellspring, on the one hand, and Wyatt and State Street, on the other hand, on or before December 31, 1998. In the absence of complete agreement as to such matters on December 31, 1998, the Parties covenant that payments resulting from non-disputed matters shall be made as of such date and disputed matters shall be resolved as provided in Article XI.

                                    Article X
     Survival; Certain Indemnification Obligations; Procedure and Limitations

         10.1 Survival of Representations  and Warranties.  The  representations and warranties of the Parties in this Agreement or in any certificate or document delivered on or before the Closing Date shall remain effective for a period of two years after the Effective Closing Time. After the expiration of such period, such representations and warranties shall expire and be of no further force and effect unless a claim or claims shall have been asserted by Wyatt, Wellspring or State Street, as the case may be, with respect thereto on or before the expiration of such period.
         10.2     Certain Indemnification Obligations; Joint Liabilities;
Notice of Breach.
                  10.2.1 By Wyatt to State Street and Wellspring. In addition to any other obligation of Wyatt to indemnify the State Street/Wellspring Indemnitees under this Agreement or under the other Transaction Documents, and subject to Section 10.2.4, Wyatt shall protect, defend, indemnify and hold harmless State Street and Wellspring, and their respective Affiliates, officers, directors, managers, employees, agents, representatives, successors and assigns (the "State Street/Wellspring Indemnitees") from and against any Losses which may be sustained, suffered or incurred by the State Street/Wellspring Indemnitees and which are related to (a) any breach by Wyatt of its representations and warranties in this Agreement; or (b) any breach by Wyatt of its covenants in this Agreement, including, without limitation of any kind, the covenants of Wyatt set forth in Article III and Article VII of this Agreement.
                  10.2.2  By  Wellspring  to  Wyatt.  In  addition  to any other obligation of Wellspring to indemnify the Wyatt Indemnitees under this Agreement or under the other Transaction Documents, and subject to Section 10.2.4, Wellspring shall protect, defend, indemnify and hold harmless the Wyatt
Indemnitees from and from and against any Losses which may be sustained, suffered or incurred by the Wyatt Indemnitees and which are related to (a) any breach by State Street or Wellspring of their respective representations and warranties in this Agreement; or (b) any breach by State Street or Wellspring of their respective covenants in this Agreement.
                  10.2.3  Procedure -  Indemnification.  If any action,  suit or proceeding shall be commenced, or any claim or demand shall be asserted, the payment of which would constitute a Loss, in respect of which one party (the "Indemnitee") proposes to demand indemnification under Section 10.2.1 or Section 10.2.2, or any other term or provision of this Agreement or the other Transaction Documents, the party from which indemnification is sought (the "Indemnitor") shall be notified in writing to that effect with reasonable promptness and shall have the right to assume entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnitee to participate with counsel of its choice, but the fees and expenses of such additional counsel shall be at the expense of the Indemnitee (subject to Section 6.2 of the Retained Client Services and Protection Agreement, to the extent applicable). The Indemnitee shall reasonably cooperate with the Indemnitor in any such defense, compromise or settlement, including without limitation of any kind, by making available all pertinent information and personnel under its control to the Indemnitor. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with the Indemnitee, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases) without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.
         This Section 10.2.3 shall not apply to direct claims hereunder of the State Street/Wellspring Indemnitees or the Wyatt Indemnitees against Wyatt or State Street and Wellspring, as the case may be, that are not based upon claims asserted by third parties; such direct claims shall be resolved as provided in
Article XI.
                  10.2.4 Limitation on Rights of Indemnitees.  The rights of the
State Street/Wellspring Indemnitees or the Wyatt Indemnitees, as appropriate, to indemnification under this Agreement shall be subject to the limitation that a particular Indemnitor shall have no liability to such Indemnitees, respectively, until such time, if any, as the aggregate amount of all claims of such Indemnitees, respectively, against such Indemnitor exceeds the sum of $25,000, in which event such Indemnitees shall be entitled to indemnification for all claims for indemnity against such Indemnitor.
         10.3       Joint Obligations.
                    10.3.1 Definitions. The following terms used in this Section
10.3 shall have the following meanings (unless otherwise expressly provided herein):
         10.3.1.1 "Joint Obligations" means the Joint Obligations of Wyatt, on the one hand, and Wellspring or State Street, on the other hand, under this Agreement, the Retained Client Services and Protection Agreement, and the State Street Guaranty Agreement, including, without limitation, Sections 3.1.2 (Federal Express and Allegheny), 3.3.3 (Joint Terminated Employee Liabilities), and 3.7 (Joint Miscellaneous Liabilities) of this Agreement, liabilities of Wyatt under the FedEx Guaranty and of State Street under the State Street FedEx Guaranty, and liabilities arising out of the Real Property Guarantees and the Personal Property Guarantees.
                         10.3.1.2 "Joint  Obligated  Party"  means the Parties
who are  jointly  obligated  for a
Joint Obligation. To the extent that both Wellspring and State Street are obligated in respect of a Joint Obligation as a result of this Agreement, the Retained Client Services and Protection Agreement, and the State Street Guaranty Agreement, they shall be treated as a single Joint Obligated Party for purposes of the definition of Joint Obligated Party.
      10.3.2 Allocation of Responsibility for Joint Obligation. Each of the Joint Obligated Parties shall be responsible for 50% of each of the Joint Obligations.
                    10.3.3  Cooperation  in  Respect of Joint  Obligations.  The
Joint Obligated Parties will cooperate with one another, and use all commercially reasonable efforts, to minimize their joint obligations in respect of each of the Joint Obligations. Without limiting the generality of the foregoing, the Joint Obligated Parties will cooperate in the development of plans for the subleasing, sale or other appropriate distribution of the Wellspring Property, subject to the Real Property Guarantees and the Personal Property Guarantees.
                    10.3.4 Coordination of Payments in Respect of Joint Obligations. Except as set forth in Section 10.3.6, to the extent that a payment or other obligation is due in respect of a Joint Obligation, each Joint Obligated Party shall be responsible for 50% of such payment or obligation, and the Joint Obligated Parties shall coordinate their making of such payment, or satisfaction of such obligation, as the case may be, in a manner such that any adverse impact on the Joint Obligated Parties of any Joint Obligation is shared equally.
                    10.3.5 Protection. Each Joint Obligated Party (the "Protecting Party") shall protect, defend and hold harmless the other Joint Obligated Party and its Affiliates, officers, directors, members, managers, employees, agents, representatives, successors and assigns (the "Protected Parties") from and against any Losses which may be sustained, suffered, or incurred by the Protected Parties as result of any (a) breach by the Protecting Party of its obligations under this Section 10.3 or (b) bearing more than 50% of any Joint Obligation.
                    10.3.6 Procedure - Joint Liabilities. In the event a third party commences an action, suit, proceeding or alternative dispute resolution procedure (a "proceeding") in respect of a Joint Obligation, then regardless of whether State Street, Wyatt and/or Wellspring are named as parties to such proceeding, the Parties shall agree (including, without limitation, entry into mutually acceptable joint defense agreements as appropriate) with respect to the investigation, defense, compromise and settlement of such proceeding, including the Party that will be primarily responsible for the investigation and defense of such proceeding and selection of counsel. The Parties shall cooperate fully in all respects in any such defense, compromise or settlement, including, without limitation, by making available all pertinent information and personnel under their control. Subject to the rights of the rights of the Parties under this Section 10.3.6, no Party will compromise or settle any such proceeding without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.
         In the event of a dispute between the Parties as to whether an obligation is an obligation for which Wellspring and Wyatt are jointly liable under this Agreement, the Parties shall negotiate in good faith as to their joint and respective obligations in relation to such Joint Obligation. In the event that the Parties are unable to reach agreement on such matter, such dispute shall be subject to the dispute resolution provisions of Article XI of this Agreement.
         In the event of a dispute between the Parties, if any Party believes in good faith that, in order to minimize the Parties' joint or respective obligation to a third party in respect of an actual or alleged obligation for which Wellspring and Wyatt are jointly liable, action is required to be taken prior to resolution of any such dispute, such Party may, at its election, satisfy the obligation to the third party in whole or in part on behalf of the Parties. To the extent that, as a result of such action, either Wellspring or Wyatt bears in excess of 50% of an obligation for which they are jointly liable under this Agreement (taking into account for this purpose considerations such as the reasonable time value of funds), such Party shall be entitled to be protection from liability by the other Party to the extent of such excess.
         In the event that a Joint Obligated Party refuses to consent to the compromise or settlement of a Joint Obligation by payment of a fixed sum of money damages (a "Proposed Settlement Amount") proposed by the other Joint Obligated Party, and the actual aggregate liability of the Joint Obligated Parties (the "Actual Liability Amount") on account of such Joint Obligation (including attorneys' fees and expenses and assessed interest and penalties, if any) exceeds the Proposed Settlement Amount, the Joint Obligor who refused to consent to payment of the Proposed Settlement Amount shall be solely liable for the difference between the Actual Liability Amount and the Proposed Settlement Amount and shall protect the other Joint Obligor against liability for such difference.
         This Section 10.3.6 shall not apply to direct claims hereunder of Wellspring against Wyatt or Wyatt against Wellspring, as the case may be, that are not based upon claims asserted by third parties; such direct claims shall be resolved as provided in Article XI.

                                   Article XI
                               Dispute Resolution

         11.1 Dispute Resolution and Arbitration. In the event that any dispute arises between the Parties to this Agreement pertaining to the subject matter herein, or to the other Transaction Documents, and the Parties are unable to resolve such dispute within a reasonable time through negotiations, such dispute shall be resolved as set forth in this Section 11.1.
                    11.1.1 The procedures of this Section 11.1.1 may be initiated by a written notice ("Dispute Notice") given by one party ("Claimant") to the other. The Dispute Notice shall be accompanied by (a) a statement of the Claimant describing the dispute in reasonable detail and (b) documentation supporting the Claimant's position on the dispute. Within twenty days after the other party's ("Respondent") receipt of the notice and accompanying materials, a member of senior management representing each of the Parties, each with full authority to settle the dispute, shall meet (the "Management Meeting") in a mutually agreeable location to resolve the dispute. If the Parties cannot agree on a time or location for the Management Meeting, (x) the meeting shall be held at 10:00 a.m., local time, on the twentieth day after the Respondent's receipt of the Dispute Notice, (y) the location of such meeting shall be in a hotel suite identified and paid for by the Claimant, and (z) the location in which the meetings shall take place shall alternate between Boston, Massachusetts and Washington, D.C. If the representative of either party intends to be accompanied at the Management Meeting by an attorney, the other party shall be given at least four days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 11.1.1 shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.
                    11.1.2 If the dispute is not resolved as provided in Section
11.1.1 on the date of the Management Meeting, the dispute shall be resolved by binding arbitration. The representatives of each of the parties attending the Management Meeting shall bring to the meeting a list of three arbitrators acceptable to the party and provide the other party with such list if the dispute is not resolved at the conclusion of the Management Meeting. Such list shall include the names, addresses and summaries of the business backgrounds of each of the three arbitrators. Within seven days after the date of the Management Meeting, the parties shall agree on a single arbitrator to resolve the dispute, which arbitrator may, but need not be, identified on the list of acceptable arbitrators delivered at the conclusion of the Management Meeting. If the parties fail to agree on the designation of an arbitrator within seven days after the date of the management Meeting, the Center for Public Resources ("CPR") shall designate the single arbitrator in accordance with Rule 6 of the CPR Rules for Non-Administered Arbitration of Business Disputes (Amended 1993) (the "CPR Rules"). If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator's duties, the arbitrator's successor shall be appointed in the same manner as the arbitrator was appointed.
                    11.1.3 Except as otherwise provided in this Section 11.1, the arbitration shall be conducted in accordance with the CPR Rules, provided that:
                    (A) the arbitration shall be deemed to have commenced in accordance with Rule 3 of the CPR Rules at the conclusion of the Management Meeting and the Dispute Notice shall constitute the notice of arbitration and shall be deemed to have been delivered on the date of the Management Meeting;
                    (B) the location of the arbitration hearings shall be determined by the arbitrator; (C) the arbitrator shall not have the authority to award punitive or trebled damages, equitable relief, or attorneys' fees or to reform the Agreement; and
                    (D) the Claimant and the Respondent shall share equally all costs (other than costs incurred by the parties themselves) related to the arbitration, including the reasonable fees and expenses of the arbitrator.
                    11.1.4 Any determination of the arbitrator shall be binding and conclusive upon the parties. Application may be made by either party to any court having jurisdiction thereof for judicial confirmation of any determination by the arbitrator and for an order of enforcement of any such decision.

                                   Article XII
                                  Miscellaneous

         12.1 Public Announcements. Neither Wyatt, Wellspring nor State Street shall, nor shall any of them cause any other Person to, make any public announcement or filing with respect to the Contemplated Transactions without providing to the other a copy of such public announcement or filing at least twenty-four (24) hours prior to the announcement or filing. Except as may be required by law, applicable regulations or stock exchange rules, neither Wyatt, Wellspring nor state Street shall, nor shall any of them cause any other Person to, make any public announcement or filing with respect to the Contemplated Transactions without the prior consent of the other.
         12.2 Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of Wyatt, Wellspring and State Street, and each of their respective successors and assigns. No other person shall have any right or obligation hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other parties, provided that State Street and Wellspring may assign their respective rights hereunder to each other or to their respective Affiliates.
         12.3 Limitation on Rights of Others. Nothing in this Agreement, whether expressed or implied, shall be construed to give any Person (other than the parties hereto and their respective permitted successors and assigns), any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.
         12.4 No Other Duties. The only duties and obligations of the parties are as specifically set forth in this Agreement and the other Transaction Documents, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.
         12.5 Amendment and Waiver. This Agreement may not be amended, and no provision of this Agreement may be waived, unless such amendment or waiver is set forth in a writing and signed, in the case of an amendment, by the Parties hereto, or in the case of a waiver, by the party against whom such waiver is to be effective. The waiver by any of the Parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
         12.6 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement, including the rights and remedies set forth in Article X of this Agreement, are cumulative, and the sue of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies.
Such rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance, or otherwise.
         12.7 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
         12.8 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the possible application of any governing principles of conflict of laws.
         12.9 Notices. All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing, and, subject to the subsequent designation of another address, addressed as follows:

      If to Wyatt:             Watson Wyatt & Company
                               6707 Democracy Boulevard
                               Bethesda, Maryland 20817-1129
                               Attention:  Office of the General Counsel
                               Facsimile: (301) 581-4935

      With a copy to:          Crowell & Moring LLP
                               101 Pennsylvania Avenue, N.W.
                               Washington, D.C. 20004-2595
                               Attention: James J. Maiwurm
                               Facsimile: (202) 628-5116

      If to State Street       State Street Global Advisors
      or Wellspring:           Batterymarch Park III
                               Three Pine Hill Drive
                               Quincy, MA 02169
                               Attention: James S. Phalen
                               Facsimile: (617) 376-4933

      With a copy to:          Choate, Hall & Stewart
                               Exchange Place, 53 State Street
                               Boston, Massachusetts 02110
                               Attention:  Charles L. Glerum, P.C.
                               Facsimile: (617) 248-4000

Notices shall be deemed effective if properly addressed as follows:

             12.9.1     if given by mail, three Business Days after
deposit in the mails with first class  postage  prepaid,  addressed as aforesaid;
             12.9.2 if given by overnight courier service, on the Business Day following delivery of the notice to a recognized courier service before the deadline for delivery on the following business day, delivery costs prepaid, addressed as aforesaid;
             12.9.3 if given by facsimile transmission, on the date of delivery if delivered during normal business hours, and otherwise on the next Business Day, provided that the facsimile transmission is confirmed on the date of transmission by sending a copy of the notice to the addresses by mail or courier service as provided in clause (a) or (b); or
              12.9.4 if given by hand delivery,  addressed as aforesaid,  on the date of delivery if so delivered during normal business hours on a Business Day, otherwise on the next Business Day following the date of delivery.
         12.10    Waiver of Bulk Sales Laws.  The parties hereby expressly
waive compliance with any applicable bulk sale provisions of the Uniform Commercial Code, as amended.
         12.11 Further Assurances. At any time and from time to time after the Effective Closing Time, Wyatt, Wellspring and State Street will, upon request, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as many be reasonably required by the other to erect or evidence the Contemplated Transactions.
         12.12 Facsimiles. For purposes of this Agreement, any copy, facsimile telecommunication or other reliable reproduction of writing, transmission or signature may be substituted or used in lieu of the original writing, transmission or signature could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or signature, as the case may be.
         12.13 Entire  Agreement.  This  Agreement,  the  Annexes,  Exhibits and
Disclosure Schedules, together with the other Transaction Documents and Ancillary Agreements, contain all of the terms agreed upon by the parties with respect to the subject matter hereof and, except as otherwise provided in this Agreement and the Exhibits and Schedules hereto, together with the other Transaction Documents and Ancillary Agreements, supersede all prior agreements, representations and warranties of the Parties, including, without limitation of any kind, the Master Transaction Agreement and the LLC Agreement.
         12.14 Membership Interest. The Parties hereto agree that State Street's Membership Interest in Wellspring shall be freely transferable after the Closing Date, subject to the covenants of State Street set forth in Sections 8.5 and 8.7 hereof, and provided that such covenants shall be expressly assumed by any transferee.
         12.15 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal as of the date first above written.

                                     STATE STREET BANK AND TRUST
                                     COMPANY

                                     By:  /s/ James S. Phalen
                                     Name: James S. Phalen
                                     Title:  Senior Vice President and
                                             Managing Director

                                     WELLSPRING RESOURCES, LLC

                                     By:    /s/ Jonathan J. Palmer
                                     Name: Jonathan J. Palmer
                                     Title:  President and Chief Executive
                                             Officer

                                     WATSON WYATT & COMPANY

                                     By:    /s/ John J. Haley
                                     Name: John J. Haley
                                     Title:  Vice President